                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock

                                      of

                          Synthetic Industries, Inc.

                                      at

                             $33.00 Net Per Share

                                      by

                            SIND Acquisition, Inc.
                         a wholly owned subsidiary of

                              SIND Holdings, Inc.
                   a corporation formed at the direction of

                                Investcorp S.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
        TIME ON FRIDAY, DECEMBER 10, 1999 UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF SYNTHETIC INDUSTRIES, INC. (THE "COMPANY"), BY UNANIMOUS VOTE AT A MEETING DULY CALLED AND HELD, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

                                ---------------

                                   IMPORTANT

  Any stockholder of the Company desiring to tender all or any portion of his or her Shares (as defined herein) should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile copy thereof) in accordance with the Instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates evidencing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, unless an Agent's Message is utilized, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

  A stockholder of the Company who desires to tender Shares and whose certificates evidencing Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance, as well as requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

November 12, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1

THE TENDER OFFER..........................................................   3

   1. Terms of the Offer; Expiration Date.................................   3

   2. Acceptance for Payment and Payment for Shares.......................   4

   3. Procedure for Tendering Shares......................................   5

   4. Withdrawal Rights...................................................   8

   5. Certain Federal Income Tax Consequences.............................   9

   6. Price Range of the Shares...........................................  10

   7. Possible Effects of the Offer on the Market for Shares; Nasdaq
      National Market System Quotation; Exchange Act Registration; Margin
      Regulations.........................................................  10

   8. Certain Information Concerning the Company..........................  11

   9. Certain Information Concerning Investcorp, Parent and Purchaser.....  14

  10. Background of the Offer and the Merger; Contacts with the Company...  16

  11. Purpose of the Offer and the Merger; Plans for the Company; the
      Merger Agreement; Appraisal Rights in the Merger; the Stockholder
      Agreement; Other Matters............................................  17

  12. Source and Amount of Funds..........................................  32

  13. Dividends and Distributions.........................................  36

  14. Certain Conditions of the Offer.....................................  36

  15. Certain Legal Matters; Regulatory Approvals.........................  37

  16. Fees and Expenses...................................................  39

  17. Miscellaneous.......................................................  39

Schedule I................................................................ I-1

To the Holders of Common Stock of Synthetic Industries, Inc.:

                                 INTRODUCTION

  SIND Acquisition, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of SIND Holdings, Inc., a Delaware corporation ("Parent") formed at the direction of Investcorp S.A., a Luxembourg corporation ("Investcorp"), hereby offers to purchase all of the issued and outstanding shares of common stock, $1.00 par value per share (collectively, the "Shares"), of Synthetic Industries, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"), at a purchase price of $33.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon.

  Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of BankBoston, N.A., as Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--16. Fees and Expenses."

  The board of directors of the Company (the "Company Board"), by unanimous vote at a meeting duly called and held, has approved the Merger Agreement, the Offer and the Merger, has determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, has recommended that the Company's stockholders accept and tender their shares pursuant to the Offer, and has recommended that the Company's stockholders adopt the Merger Agreement. The factors considered by the Company Board in arriving at its decision to approve the Merger Agreement, the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement and to recommend that stockholders of the Company accept and tender their shares pursuant to the Offer are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith and filed with the Securities and Exchange Commission (the "Commission") on the date hereof.

  The Beacon Group Capital Services, LLC (the "Financial Advisor") has delivered a written opinion to the Company Board, dated November 4, 1999, to the effect that, as of that date, the consideration to be received in the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The full text of the Financial Advisor's opinion is attached to the Schedule 14D-9. Stockholders are urged to, and should, read such opinion carefully and in its entirety for a description of assumptions made and matters considered by and limits of the review of the Financial Advisor.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn by the Expiration Date (as defined herein) a number of shares which would represent at least a majority of Shares issued and outstanding on a fully-diluted basis (the "Minimum Condition"). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See "THE TENDER OFFER--14. Certain Conditions of the Offer."

  The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of November 5, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and on the second business day following or as soon as practicable after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger and will continue as a wholly owned subsidiary of Parent (the

"Surviving Corporation"). At the effective time of the Merger, each outstanding Share (except for Shares owned by the Company, Parent or Purchaser, or by any subsidiary of the Company or Parent, and except for Shares, if any, held by the Company's stockholders who have properly exercised appraisal rights under Delaware law), will be converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon (the "Merger Consideration"). The Merger Agreement is more fully described in "THE TENDER OFFER--11. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Appraisal Rights in the Merger; the Stockholder Agreement; Other Matters."

  Consummation of the Merger is subject to receipt of applicable regulatory approvals, if any, and the satisfaction or waiver of certain other conditions, including the approval by the stockholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER--15. Certain Legal Matters; Regulatory Approvals." If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL").

  In connection with the Merger Agreement, Parent and Purchaser have entered into a Stockholder Agreement (the "Stockholder Agreement") with Synthetic Industries, L.P. (the "Stockholder"), which owns 5,699,194 outstanding Shares, representing approximately 66% of the issued and outstanding Shares. Pursuant to the Stockholder Agreement, upon the terms and subject to the conditions therein, the Stockholder has agreed to promptly tender and not withdraw all Shares owned by the Stockholder, has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and against specified acquisition proposals and specified actions and has granted an irrevocable proxy to Purchaser with respect to such Shares. The Stockholder Agreement is more fully described in "THE TENDER OFFER--11. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Appraisal Rights in the Merger; the Stockholder Agreement; Other Matters."

  The Company has informed Purchaser that as of November 1, 1999, there were 8,664,819 Shares issued and outstanding and outstanding options to purchase 865,848 additional Shares. The Minimum Condition should therefore be satisfied if at least 4,765,334 Shares are validly tendered and not withdrawn by the Expiration Date (up to 5,699,194 Shares will be tendered to Purchaser pursuant to the Stockholder Agreement).

  No dissenters' or appraisal rights are available to the Company's stockholders in connection with the Offer. Appraisal rights are available to the Company's stockholders in connection with the Merger as described in "THE TENDER OFFER--11. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Appraisal Rights in the Merger; the Stockholder Agreement; Other Matters."

  Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in "THE TENDER OFFER--5. Certain Federal Income Tax Consequences."

  This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. Also see "THE TENDER OFFER--17. Miscellaneous" for information regarding certain additional documents filed with the Commission in connection with the Offer.

                               THE TENDER OFFER

1. Terms of the Offer; Expiration Date

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date and in accordance with the terms set forth in Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 10, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

  Purchaser expressly reserves the right to waive any conditions to the Offer, except that, without the consent of the Company, Purchaser may not waive the Minimum Condition. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser may not, (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price to be paid pursuant to the Offer; (iii) modify or add to the conditions to Purchaser's obligation to purchase Shares set forth in Exhibit A to the Merger Agreement in any manner materially adverse to the holders of Shares; (iv) extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares. The conditions set forth in Exhibit A to the Merger Agreement are described in Section 14 of this Offer to Purchase.

  Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (w) extend the Offer, if at the scheduled Expiration Date any of the conditions to Purchaser's obligation to purchase Shares set forth in the Merger Agreement or Exhibit A to the Merger Agreement are not satisfied, until such time as such conditions are satisfied or waived; (x) extend the Offer for a period of not more than 15 business days beyond the initial Expiration Date, if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; (y) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the Commission applicable to the Offer; and (z) extend the Offer for any reason for a period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted as described in this sentence. As used in this Offer to Purchase, "business day" generally means any day other than a federal holiday or a day on which the Nasdaq National Market System is closed.

  Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a person making a tender offer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Purchaser waives any of the conditions set forth in Section 14 of this Offer to Purchase, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the Company's stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(c),

14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer, as so extended or amended), promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with
Section 4 below. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares (or timely Book-Entry Confirmation (as defined below) of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 3 below), (ii) the Letter of Transmittal (or a facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares tendered pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay or caused to be paid any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates evidencing any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 3 below, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

  Purchaser reserves the right, subject to the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares

 Valid Tender of Shares

  For a stockholder to validly tender Shares pursuant to the Offer either: (a)
(i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and (ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of its addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case on or prior to the Expiration Date; or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents is at the election and sole risk of the tendering stockholder, and delivery will be deemed made only when actually received at the Depositary. If delivery is by mail, then insured or registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

 Book-Entry Transfer

  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the

Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with its book-entry procedures does not constitute valid delivery to the Depositary.

 Signature Guarantees

  No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  If (a) the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal or (b)(i) payment is to be made to or (ii) Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) must accompany each such delivery.

 Guaranteed Delivery

  If (a) a stockholder desires to tender Shares pursuant to the Offer and
(b)(i) such stockholder's Share Certificates are not immediately available,
(ii) the procedures for book-entry transfer cannot be completed on a timely basis or (iii) time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) the Share Certificates evidencing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market System.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

 Backup Federal Income Tax Withholding

  To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal, and stockholders who are not subject to backup withholding should provide the information and certification on such Substitute Form W-9 necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

 Determination of Validity

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or which the acceptance for payment of, or payment for, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Investcorp, Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 Appointment as Proxy

  By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such attorneys-in-fact and proxies will be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

  Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights

  Except as provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after January 10, 2000.

  If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in this section.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 3 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Investcorp, Parent, Purchaser, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

  Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 above at any time on or prior to the Expiration Date.

5. Certain Federal Income Tax Consequences

  The summary of U.S. federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, brokers, dealers, persons who are not citizens or residents of the United States, tax exempt organizations, persons who acquired their Shares as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

 Consequences of the Offer and the Merger to Stockholders

  The receipt of cash for Shares pursuant to the Offer (or the Merger, including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gain is 20%, and the use of capital losses to offset other income is subject to limitations.

 Backup Tax Withholding

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 3 of this Offer to Purchase. If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

  All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

6. Price Range of the Shares

  The Shares are traded on the Nasdaq National Market System under the symbol "SIND." The following table sets forth, for the periods indicated, the high and low sales prices of the Shares as reported on the Nasdaq National Market System for such periods, in each case as reported by published sources:

                                                                    Trading
                                                               -----------------
                                                                 High     Low
                                                               -------- --------
   Fiscal Year Ended September 30, 1997:
     First Quarter (from November 1, 1996).................... $16 3/8  $12
     Second Quarter........................................... $20 1/2  $15
     Third Quarter............................................ $22 1/2  $17 1/2
     Fourth Quarter........................................... $29 3/8  $21 3/8
   Fiscal Year Ended September 30, 1998:
     First Quarter............................................ $30      $24 1/4
     Second Quarter........................................... $26 1/2  $21
     Third Quarter............................................ $25 1/2  $13 3/8
     Fourth Quarter........................................... $20 1/8  $13 7/8
   Fiscal Year Ended September 30, 1999:
     First Quarter............................................ $18      $13 1/4
     Second Quarter........................................... $20 1/8  $16 1/4
     Third Quarter............................................ $30 7/16 $16 1/2
     Fourth Quarter........................................... $30      $24 3/8
   Fiscal Year Ended September 30, 2000:
     First Quarter (through November 11, 1999)................ $32 1/2  $25 5/16

  On November 4, 1999, the last day of trading on which any Shares were traded prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market System was $29 1/16 per Share. On November 11, 1999, the last full day of trading prior to the commencement of the Offer, according to published sources, the last reported sale price of the Shares on the Nasdaq National Market System was $32 3/8 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for Shares; Nasdaq National Market System Quotation; Exchange Act Registration; Margin Regulations

 Possible Effects of the Offer on the Market for the Shares

  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

 Nasdaq National Market System Quotation

  Depending upon the number of Shares purchased pursuant to the offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market System. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a) (i) at least 750,000 publicly held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $5 million,
(iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and

(vi) net tangible assets of at least $4 million; or (b) (i) at least 1,100,000 publicly held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $15 million, and (iv) either (X) a market capitalization of at least $50 million or (Y) total assets and total revenue of at least $50 million, in its most recently completed fiscal year or two of its last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market System or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market System or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

 Exchange Act Registration

  The Shares are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of furnishing annual and quarterly reports to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq Stock Market reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

 Margin Regulations

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

8. Certain Information Concerning the Company

 General

  The Company is a Delaware corporation with its principal executive offices located at 309 LaFayette Road, Chickamauga, Georgia 30707.

  The Company manufactures and markets a wide range of primarily polypropylene-based materials designed for support, strength and stabilization applications. The Company's products replace commonly used materials in diverse applications including: floor covering, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics. The Company manufactures and sells more than 2,000 products in over 65 end-use markets predominantly in North America, Europe and Asia.

  The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products and technical textiles. The Company has a worldwide presence in carpet backing, a fabric used in all modern tufted carpets, and is one of the two leading manufacturers in the U.S. that produce a broad range of primary and secondary carpet backing. The Company's construction and civil engineering products include fiber additives for concrete reinforcement and geosynthetic products used in environmental and infrastructure applications, with such end uses as landfill waste containment and soil stabilization. The Company's technical textile products are comprised of specialty fabrics, industrial yarns and fibers used in furniture and bedding construction and filtration applications. The Company's products are principally sold through direct sales to customers by the Company's sales force and through a broad network of distributors located across North and South America, Europe and the Pacific Rim.

 Available Information

  The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and Shares held by them), the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

 Summary Financial Information

  Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1998 (the "Company 1998 Annual Report") and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 (the "Company Third Quarter 1999 10-Q") and June 30, 1998 (the "Company Third Quarter 1998 10-Q"). More comprehensive financial information is included in the Company 1998 Annual Report, the Company Third Quarter 1999 10-Q and the Company Third Quarter 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1998 Annual Report, the Company Third Quarter 1999 10-Q and the Company Third Quarter 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 Annual Report, the Company Third Quarter 1999 10-Q and the Company Third Quarter 1998 10-Q are available for inspection as described in "Available Information."

                          Synthetic Industries, Inc.
                     Selected Consolidated Financial Data
            (Amounts in thousands, except share and per share data)

                          Nine Months Ended                 Year Ended
                         ------------------- -----------------------------------------
                         June 30,  June 30,  September 30, September 30, September 30,
                           1999      1998        1998          1997          1996
                         --------- --------- ------------- ------------- -------------
                             (Unaudited)
Summary of Operations
 Data:
  Net sales............. $ 275,663 $ 260,383   $ 368,996     $ 345,572     $ 299,532
  Gross profit..........    93,586    84,184     122,319       112,385        91,211
  Operating income......    29,847    31,945      49,317        51,430        38,474
  Income from continuing
   operations before
   provision for income
   taxes and
   extraordinary item...    15,236    17,339      30,073        30,691        15,002
  Income from continuing
   operations before
   extraordinary item...     9,370    10,339      18,218        18,150         8,102
  Extraordinary item--
   loss from early
   extinguishment of
   debt.................       --        --          --        (11,950)          --
  Net income............     9,370    10,339      18,218         6,200         8,102
  Diluted income per
   share from continuing
   operations before
   extraordinary item...      1.05      1.14        2.03          2.08          1.37
  Weighted average
   shares outstanding... 8,919,551 9,046,468   8,995,314     8,719,458     5,930,502
Balance Sheet Data:
  Working capital....... $  92,831 $  86,340   $  86,265     $  89,828     $  64,077
  Total assets..........   460,993   447,163     440,514       396,591       324,058
  Long-term debt........   246,375   245,832     236,843       220,464       194,353
  Stockholders' equity..   132,432   114,452     122,645       105,817        65,844

  Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Investcorp, Parent and Purchaser have no knowledge that any of such information is untrue, none of Investcorp, Parent, Purchaser, the Depositary or the Information Agent takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

 Certain Company Projections

  During the course of the discussions between Investcorp and the Company, the Financial Advisor provided Investcorp with certain business and financial information, based on information provided by the Company, that was not publicly available. The information provided included the Company's financial projections relating to income statement, cash flow and balance sheet data prepared by management.

  The following is a summary of the Company's projections which were furnished to Investcorp.

                                                 Year Ended
                                        ---------------------------------
                                        September     September September
                                        30, 1999      30, 2000  30, 2001
                                        ---------     --------- ---------
                                                    (In millions)
Net Sales..............................  $388.0        $431.0    $484.0
Net Income.............................    19.7(/1/)     25.7      34.9

--------
(/1/) Before expenses of plant combination taken through the third quarter and the expenses related to the sale of the Company.

  According to the Company, the Company's projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because such projections were provided to Investcorp. None of Investcorp, Parent, Purchaser or any of their representatives assumes any responsibility for the accuracy of the Company's projections. While presented with numerical specificity, the Company's projections are based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Investcorp) relating to the businesses of the Company which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company. There can be no assurance that the results in the projections will be realized, and actual results may vary materially from those shown. The inclusion of the Company's projections should not be regarded as a representation by Investcorp, Parent, Purchaser or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the budgeted results will be achieved. The Company's projections should be read together with the financial statements of the Company referred to herein.

9. Certain Information Concerning Investcorp, Parent and Purchaser

  Investcorp is a Luxembourg corporation which, through its subsidiaries, acts as a principal and intermediary in international investment transactions. Investcorp's principal executive offices are located at 37 rue Notre-Dame, Luxembourg.

  Investcorp focuses on three lines of business: corporate investment, real estate investment and asset management. The firm has completed over 50 corporate acquisitions with an aggregate value of approximately $13 billion. In the United States, Investcorp and its clients currently own ten corporate investments, including Stratus Computer, Werner Holdings, Falcon Building Products, NationsRent, Inc. and The William Carter Company. Several North American investments have been listed on the New York Stock Exchange, including Prime Service, Tiffany & Co., the Circle K Corporation, Saks Fifth Avenue and CSK Auto. In Europe, Investcorp and its clients currently own seven corporate investments, including Avecia (formerly Zeneca Specialties), Leica Geosystems, Polestar, Welcome Break and Helly Hansen. Additional information about Investcorp may be found on the Internet at www.Investcorp.com.

  References in this Offer to Purchase to Investcorp include, as the context requires, entities affiliated with Investcorp and certain international investors with whom Investcorp maintains an administrative relationship who are expected to participate in this investment through an indirect equity investment in Parent. Investcorp International Inc. ("III"), a Delaware corporation wholly owned indirectly by Investcorp, acts as Investcorp's financial advisor on all U.S.-based investments. References to Investcorp in this Offer to Purchase include, as the context requires, III acting in such advisory capacity.

  Parent is a Delaware corporation formed at the direction of Investcorp to acquire, hold and vote the Shares. Parent's principal executive offices are located at c/o Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166.

  Purchaser, a Delaware corporation, is a newly formed, wholly owned subsidiary of Parent which was formed to acquire the Company and has not conducted any unrelated activities since its organization. Purchaser's principal executive offices are located at c/o Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166.

  Because (i) the only consideration in the Offer and the Merger is cash, (ii) the Offer is for all of the outstanding Shares and (iii) there is no financing condition in the Merger Agreement, each of Investcorp, Parent and Purchaser believes that the financial condition of Investcorp, Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Notwithstanding the foregoing, set forth below is certain summary selected financial information with respect to Investcorp. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act.

                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
                                                                (In thousands)
   Total Assets...............................................  $    2,232,356
   Total Shareholders' Funds..................................         671,750

  The name, business or residence address, citizenship, present principal occupation or employment and five year employment history of each of the directors and executive officers of Investcorp, Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, none of Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or subsidiary of any of the foregoing, beneficially owns or has any right to acquire directly or indirectly any Shares. Except as set forth in this Offer to Purchase, none of Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or subsidiary of any of the foregoing, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, since October 1, 1996, none of Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1996, there have been no contacts, negotiations or transactions between Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase on the one hand, and the Company or its affiliates on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

10. Background of the Offer and the Merger; Contacts with the Company

  As described more fully in reports filed by the Company with the Commission, in connection with a court-approved settlement of certain litigation involving the Company and the Stockholder, an independent committee of the Company Board (the "Special Committee") was empowered to take such actions as may be necessary to complete a sale of the Company consistent with the procedures set forth in the court-approved settlement agreement. As a part of that settlement, the general partner of the Stockholder resigned and a liquidating trustee (the "Liquidating Trustee") was appointed to wind up the affairs of the Stockholder after completion of a sale of the Company or, if no such sale were to occur within six months, to liquidate the Stockholder and distribute Shares held by the Stockholder in accordance with the settlement agreement. The Special Committee commenced the sale process in June 1999 by contacting, through the Financial Advisor, several dozen potential bidders, including Investcorp.

  On June 7, 1999, the Company and Investcorp entered into a confidentiality agreement. Shortly thereafter, Investcorp received a confidential information memorandum describing the Company and its business from the Financial Advisor.

  During June and July, 1999, Investcorp conducted its preliminary investment analysis concerning the Company. On July 30, 1999, Investcorp submitted to the Financial Advisor Investcorp's initial indication of interest with a price range of $29 to $35 per share in cash and a proposed transaction structure which would qualify for treatment as a recapitalization for accounting purposes.

  Shortly thereafter, Investcorp was advised by the Financial Advisor that on the basis of Investcorp's initial bid, Investcorp, along with other bidders, would be given an opportunity to meet with management of the Company and would be given access to diligence materials. On August 18, 1999, representatives of Investcorp, together with Investcorp's legal and financial advisors, met with management of the Company and attended a presentation given by the Financial Advisor and the Company concerning the Company. On that day, Investcorp and its advisors also began a detailed diligence review of the Company. On August 25, 1999, Investcorp submitted a detailed supplemental diligence request list.

  On September 10, 1999, based upon its diligence to such date, Investcorp submitted a non-binding indication of interest to the Financial Advisor, setting forth a price range of $30 to $35 share in cash with the same recapitalization structure. During the month of September 1999, Investcorp and its advisors continued their diligence efforts, including tours of certain of the Company's facilities, review of additional diligence materials and discussions with management.

  On September 20, 1999, the Financial Advisor delivered a proposed form of merger agreement to Investcorp.

  On October 1, 1999, the Financial Advisor invited Investcorp to submit a third round bid together with a mark-up of the form of merger agreement reflecting Investcorp's requested changes.

  On October 15, 1999, Investcorp and its counsel submitted a final bid letter and a mark-up of the form of merger agreement to the Financial Advisor. This bid indicated a price of $32.50 per share and an all-cash tender offer structure without the recapitalization accounting condition contained in Investcorp's earlier bids. Investcorp stated that its bid was premised on entering into a separate agreement with the Stockholder, concurrently with entering into the definitive Merger Agreement, which separate agreement would represent a commitment on the part of the Stockholder to participate in and support the transactions contemplated by the Merger Agreement. This bid was also conditioned upon successful negotiation with members of management of the Company regarding management compensation and equity participation following the Merger. This bid also noted certain outstanding diligence items that would need to be resolved prior to entering into definitive agreements.

  On October 20, 1999, the Financial Advisor advised Investcorp that the Special Committee planned to meet the following day to evaluate the final round bids it had received, and requested Investcorp to consider improving its bid. Later that day, Investcorp informed the Financial Advisor that it had increased its bid to $33 per share.

  On October 22, 1999, Investcorp was informed by the Financial Advisor that the Company desired to commence negotiations of a definitive merger agreement, although such negotiations would not be exclusive and the Company may proceed concurrently with other bidders.

  During the week of October 25, 1999, representatives of Investcorp engaged in negotiations with representatives of the Company regarding the terms of the Merger Agreement and related matters. Representatives of Investcorp met with members of management of the Company and their counsel to outline Investcorp's proposals for management compensation and equity participation following consummation of the Merger.

  On October 27, 1999, counsel for Investcorp delivered a form of Stockholder Agreement to counsel for the Company. At such time, Investcorp and its counsel reiterated the necessity of such agreement in order for Investcorp to proceed with its proposal to acquire the Company in a tender offer at $33 per share.

  During the week of November 1, 1999, representatives of Investcorp and their legal advisors continued their diligence review of the Company, and the parties and their legal advisors conducted further negotiations with respect to the Merger Agreement and the Stockholder Agreement. The parties also negotiated management compensation and equity participation arrangements.

  On November, 4, 1999, the Special Committee voted to approve Investcorp's bid and to recommend to the Company Board the approval of the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated by the Merger Agreement. Following the adjournment of the meeting of the Special Committee, the Company Board met and voted unanimously to ratify the actions of the Special Committee. Based upon these approvals, the Liquidating Trustee agreed to enter into the Stockholder Agreement.

  The parties executed the Merger Agreement and the Stockholder Agreement, and the Company and Parent publicly announced the transaction prior to the opening of trading on the Nasdaq National Market System on November 5, 1999. The Offer formally commenced on the date of this Offer to Purchase.

11. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; Appraisal Rights in the Merger; the Stockholder Agreement; Other Matters

 Purpose of the Offer and the Merger

  The purpose of the Offer is for Investcorp and Parent to acquire, indirectly, the entire equity interest in the Company. The purpose of the Merger is for Investcorp, indirectly through Parent, to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's stockholders to Parent and to provide the Company's stockholders with cash for all of their Shares.

  Leonard Chill, Chairman and Chief Executive Officer of the Company, holds options to purchase 72,174 Shares, which options were granted as "incentive stock options" under federal tax laws ("ISOs") (Mr. Chill also holds other options which are not ISOs). Parent and Mr. Chill have discussed the possibility of Mr. Chill exercising such ISOs prior to the Merger and of making arrangements which would enable him to retain the Shares purchased upon such exercise after the Merger has been completed. Parent and Mr. Chill have also discussed the possibility of making arrangements to enable Mr. Chill to retain the ISOs themselves through and following the Merger. If either of these alternatives were implemented, Mr. Chill would own following the Merger an equity interest in the Company of approximately 1% (in addition to Mr. Chill's expected equity interest in Parent following the Merger). As a result, the Company would not be "wholly owned" by Parent as reflected in this Offer to Purchase and related documents. Rather, Parent would own approximately 99% of the equity interest of the Company.

 Plans for the Company

  As described in this section under "The Merger Agreement--Stockholder Meeting," the only remaining corporate action of the Company that may be required to consummate the Merger after consummation of the Offer is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied (up to 5,699,194 Shares will be tendered to Purchaser pursuant to the Stockholder Agreement), Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Pursuant to the Merger Agreement, Parent has agreed to vote, or cause to be voted, at any such meeting, all Shares owned by it, Purchaser or any other subsidiary of Parent in favor of the Merger. If Purchaser acquires at least 90% of the Shares in the Offer, under Section 253 of the DGCL, it will be able to consummate the Merger without a vote of the Company's stockholders.

  Other than the Merger, the transactions described in this section under "The Merger Agreement--Debt Offer," "The Merger Agreement--Cooperation With Financing Efforts" and "The Merger Agreement--Board Representation" and in
Section 12, and except as set forth elsewhere in this Offer to Purchase, none of Investcorp, Parent or Purchaser, or to the best of Investcorp's, Parent's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries with or into any third entity, the sale or transfer of a material amount of the Company's or any of its subsidiaries' assets to a third party, a material change in the Company's capitalization or dividend structure or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, following consummation of the Offer and the Merger, Investcorp and Parent intend to evaluate and review the Company's operations and the potential opportunities for realization of operating efficiencies, including those of its subsidiaries, and to consider what changes, if any, would be desirable in light of the results of such evaluation and review. After such evaluation and review, Investcorp and Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

 The Merger Agreement

  The following is only a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement has been filed with the Commission as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on Schedule 14D-1. Reference is hereby made to such exhibit for a more complete description of the terms and conditions of the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering stockholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in Section 14 of this Offer to Purchase, including the Minimum Condition.

  Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any conditions to the Offer, except that, without the consent of the Company, Purchaser may not waive the Minimum Condition. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser may not, (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price to be paid pursuant to the Offer; (iii) modify or add to the conditions to Purchaser's obligation to purchase Shares set forth in Exhibit A to the Merger Agreement in any manner materially adverse to the holders of Shares; (iv) extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares. The conditions set forth in Exhibit A to the Merger Agreement are described in Section 14 of this Offer to Purchase.

  Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (w) extend the Offer, if at the scheduled Expiration Date any of the conditions to Purchaser's obligation to purchase Shares set forth in the Merger Agreement or Exhibit A to the Merger Agreement are not satisfied, until such time as such conditions are satisfied or waived; (x) extend the Offer for a period of not more than 15 business days beyond the initial Expiration Date, if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; (y) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the Commission applicable to the Offer; and (z) extend the Offer for any reason for a period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted as described in this sentence.

  Board Representation. The Merger Agreement provides that promptly upon Purchaser's acceptance for payment of, and payment for, any Shares tendered pursuant to the Offer, Purchaser will be entitled to designate, and the Company will cause to be elected, such number of directors on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Purchaser plus the number of Shares otherwise owned by Purchaser or any other subsidiary of Parent bears to (ii) the total number of Shares outstanding. Notwithstanding the foregoing, in the event that Purchaser's designees are appointed or elected to the Company Board, the Merger Agreement provides that until the Effective Time (as defined below) the Company Board will have at least three directors who were directors on November 5, 1999 and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors is reduced below three for any reason, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Pursuant to the Merger Agreement, the Company has agreed to promptly, at the option of Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board, and subject to applicable law, to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Assuming that it accepts for payment and pays for Shares tendered pursuant to the Offer and that it exercises its rights with respect to representation on the Company Board, Purchaser will select its designees from the persons set forth in the Information Statement required by Rule 14f-1 under the Exchange Act included as Schedule I to the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  The Merger. Pursuant to the Merger Agreement, on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions to the Merger, or as soon as practicable after all the conditions to the Merger have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other date as agreed in writing between Parent and the Company, Purchaser will be merged with and into the Company (the "Closing Date"). Following the Merger, the separate corporate existence of Purchaser will cease. The Company will be the surviving corporation in the Merger and will continue as a wholly owned subsidiary of Parent. The Merger will become effective at such time as Parent files with the Secretary of State of the State of Delaware a certificate of merger in such form and manner as required by the DGCL (the "Certificate of Merger"), or at such other time as Parent and the Company agree and specify in the Certificate of Merger (the "Effective Time"). The Company, as the surviving corporation, will continue its corporate existence under the laws of the State of Delaware. The Merger Agreement provides that the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time will be amended in its entirety, and as amended, will be the Certificate of Incorporation of the Surviving Corporation, and that the bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Merger Agreement also provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until they resign or are removed or their respective successors are duly elected and qualified, and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation until they resign or are removed or their respective successors are duly elected and qualified.

  Parent may elect at any time prior to the Merger, instead of merging Purchaser with and into the Company as described above, to merge the Company with and into Purchaser, in which case Purchaser would be the Surviving Corporation. In such event, the parties will, if required, execute an appropriate amendment to the Merger Agreement in order to reflect this election.

  Consideration to Be Paid in the Merger. By virtue of the Merger, each outstanding Share (except for Shares owned by the Company, Parent or Purchaser or by any subsidiary of the Company or Parent, which will be canceled and retired and will cease to exist without any payment with respect thereto or in exchange therefor, and except for Shares held by the Company's stockholders who have properly exercised appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

  Cancellation of Stock Options. Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding option to purchase shares of the Company's common stock granted under any of the Company's stock option plans which is then exercisable or becomes exercisable as a result of the Offer or the Merger will be canceled by the Company. At the Effective Time or as soon as practicable thereafter, in consideration for such cancellation, the holder of such option will be entitled to receive from the Surviving Corporation as of or as soon as practicable after the Effective Time an amount in cash equal to the product of (i) the number of shares of the Company's common stock previously subject to such stock option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share for such stock option, reduced by the amount of withholding or other taxes required by law to be withheld. Except as provided in the Merger Agreement or as otherwise agreed by the parties, the Company's stock option plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Company's common stock will terminate as of the Effective Time.

  The cancellation of stock options pursuant to the Merger may not apply to stock options held by certain members of management of the Company, who have indicated an interest in exchanging their options to acquire shares of common stock of the Company into options to acquire shares of capital stock of Parent in connection with the closing of the Merger. See the description of the employment letters of intent under the caption "Other Matters" in this section.

  Stockholder Meeting. Under the DGCL, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the Shares present at a duly constituted meeting, is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the stockholders is required, the Company has agreed, at Parent's request, as soon as practicable following the expiration of the Offer, to prepare and file with the Commission a proxy statement in preliminary form, to respond as promptly as practicable to the comments, if any, of the Commission with respect to such proxy statement, and to mail the proxy statement to the Company's stockholders as promptly as practicable after filing the proxy statement with the Commission. In the event that a stockholder vote is required, the Company has also agreed to, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the vote required to approve and adopt the Merger Agreement and the transactions contemplated thereby. As provided in the Merger Agreement, if a stockholder vote is required, the Company Board, subject to its fiduciary duties, will recommend to its stockholders that they vote in favor of the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, if Parent, Purchaser or any other subsidiary of Parent has acquired at least 90% of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholder meeting in accordance with
Section 253 of the DGCL.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of the Company with respect to corporate organization, standing and power, subsidiaries and equity interests, capitalization, corporate authority relative to the Merger Agreement, corporate authority relative to Section 203 of the DGCL, noncontravention, consents and approvals necessary for the Offer and the Merger, filings with the Commission, accuracy of financial statements, absence of undisclosed liabilities, disclosures in offer documents and proxystatements, absence of certain changes in the Company's business, tax matters, employee benefit plans and compliance with ERISA, employment and related matters, litigation, environmental matters, properties and assets, confidentiality agreements, brokers' fees, opinion of the Financial Advisor, compliance with laws, governmental permits, material agreements, insurance, intellectual property, labor relations and related party transactions. The Merger Agreement also contains representations and warranties of the Company with respect to compliance of the Offer and the Merger with the Stipulation and certain liabilities with respect to the litigation resulting in the Stipulation.

  The representations and warranties contained in the Merger Agreement also include representations and warranties of Parent and Purchaser with respect to corporate organization, standing and power, operations and capitalization of Purchaser, corporate authority relative to the Merger Agreement, noncontravention, consents and approvals necessary for the Offer and the Merger, disclosures in offer documents and proxy statements, brokers' fees, availability of financing and litigation.

  No representations or warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time.

  Conduct of Business Before the Effective Time. Pursuant to the Merger Agreement, from November 5, 1999 to the Effective Time, the Company has agreed to conduct, and to cause each of its subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (subject to the conditions set forth below) and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them so that its goodwill and ongoing business will not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise contemplated by the Merger Agreement, until the Effective Time, the Company may not, nor permit any of its subsidiaries to, do any of the following without the prior written consent of Parent:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) authorize for issuance, issue, deliver, sell, pledge or grant (A) any shares of its capital stock, (B) any debt securities which have the right, or are convertible into the right, to vote on matters which the Company's stockholders may vote, or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of the Company's common stock upon the exercise of stock options outstanding on November 5, 1999 and in accordance with their present terms;

    (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (iv) (A) enter into, or propose or negotiate to enter into, any material contract, (B) amend, or propose or negotiate to amend, the terms of any existing material contracts or agreements of the type described in the foregoing clause, (C) acquire, or propose or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement, (D) sell, transfer, assign, relinquish, terminate or make any other material change (taken on an individual basis) in, or propose or negotiate to take any such action with respect to, the Company's material interests (as of November 5, 1999) in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any lien on any of the foregoing, (E) give, or propose or negotiate to give, any approvals relating to development plans, work plans, budgets or capital expenditure commitments in connection with any such interests or (F) make, or propose to make, any material change in the Company's material interests;

    (v) enter into any significant further commitment or arrangement with respect to the Company's pending SAP project or any other significant systems project;

    (vi) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

    (vii) (A) grant to any officer or director of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of September 30, 1998, (B) grant to any employee, officer or director of the Company or any its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of September 30, 1998, (C) enter into any new employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or employee benefit plan or (E) take any action to accelerate any rights or benefits (including vesting under the Company's 401(k) plan), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or employee benefit plan;

    (viii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles;

    (ix) sell, lease, license or otherwise dispose of or subject to any lien any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

    (x) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

    (xi) make or agree to make any new capital expenditure or expenditures other than capital expenditures which do not exceed the amount budgeted thereto in the Company's annual capital expenditures budget for fiscal year 2000 previously provided to Parent;

    (xii) make any material tax election or settle or compromise any material tax liability or refund, consent to any extension or waiver of the statute of limitations period applicable to any tax claim or action, if any such election, settlement, compromise, consent or other action would have the effect of materially increasing the tax liability or reducing any net operating loss, foreign tax credit, net capital loss or any other credit or tax attribute of the Company or any its subsidiaries (including, without limitation, deductions and credits related to alternative minimum taxes);

    (xiii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or currency exchange rates, except agreements or arrangements entered into in the ordinary course of business consistent with past practice;

    (xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (xv) make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and its subsidiaries;

    (xvi) waive any material claims or rights relating to the Company's or any of its subsidiaries' business;

    (xvii) amend or otherwise modify the Stipulation; or

    (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

  In addition, the Merger Agreement provides that the Company and Parent may not, nor may they permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in: (x) any of the representations and warranties of such party set forth in the Merger Agreement that is qualified as to materiality becoming untrue; (y) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (z) except as otherwise permitted by the provisions of the Merger Agreement described below in "--No Solicitation", any condition to the Offer set forth in Exhibit A to the Merger Agreement or any condition to the Merger not being satisfied. The conditions set forth in Exhibit A are described in Section 14 of this Offer to Purchase, and the conditions to the Merger are described in "--Conditions to the Merger."

  No Solicitation. The Merger Agreement provides that the Company Board will promptly advise Parent orally and in writing of any Company Takeover Proposal or Company Superior Proposal. The term "Company Takeover Proposal" means, other than the transactions contemplated by the Merger Agreement, any of the following:

  . any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its subsidiaries taken as a whole, or 25% or more of any class of equity securities of the Company or any of its subsidiaries.

  . any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any company subsidiary.

  . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries.

  The term "Company Superior Proposal" means any bona fide proposal which:

    1. is made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the outstanding Shares or all or substantially all the assets of the Company;

    2. the Company Board determines in its good faith judgment, based on the written advice of the Financial Advisor, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal; and

    3. is made on terms that the Company Board determines in its good faith judgment (based on the written advice of the Financial Advisor) provide greater present value to the Company's stockholders than the cash consideration to be received by such stockholders pursuant to the Offer and the Merger, as the Offer and the Merger may be amended from time to time.

  The Merger Agreement provides that the Company may not, nor may it permit any of its subsidiaries to, nor may it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries (collectively, the "Company Representatives") to: (a) solicit, initiate or encourage the submission of any Company Takeover Proposal; (b) enter into any agreement with respect to any Company Takeover Proposal; or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.

  Notwithstanding the foregoing, at any time prior to the consummation of the Offer, in response to a Company Superior Proposal that was not solicited by the Company or any Company Representative on or after November 5, 1999 and that did not otherwise result from a breach of the Company's no solicitation covenant described in the preceding paragraph, the Company Board may participate in discussions regarding such Company Superior Proposal, subject to its providing prior written notice of its decision to take such action to Parent and to its previously advising Parent orally and in writing of any Company Takeover Proposal or Company Superior Proposal.

  The Merger Agreement does not prohibit the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from changing its recommendation made pursuant to Section 251 of the DGCL, or making any disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

  Access to Information; Confidentiality. The Company has agreed to afford, and to cause each of its subsidiaries to afford, Parent and its directors, officers, employees, accountants, counsel, financial advisers, financing sources and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all of the Company's and its subsidiaries' respective properties, books, contracts, commitments, personnel and records. The Company has also agreed to furnish, and to cause each of its subsidiaries to furnish, promptly to Parent during the period prior to the Effective Time (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Merger Agreement provides that all nonpublic information so exchanged will be subject to the confidentiality agreement dated as of June 7, 1999, as amended (the "Confidentiality Agreement"), between the Company and Investcorp. The Confidentiality Agreement is described below under the caption "Other Matters."

  Reasonable Efforts. Each of the Company, Parent and Purchaser has agreed, subject to the terms and conditions of the Merger Agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other obligations of such party under the Merger Agreement. These things include:
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger Agreement and to fully carry out the purposes of the Merger Agreement. Without limiting the foregoing, the Company has also agreed to (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement, take all action necessary to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer and the Merger. The Merger Agreement provides that none of its provisions may be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to take any action that would result in any of the consequences referred to in paragraph (a) of Exhibit A to the Merger Agreement. Paragraph (a) of Exhibit A is described in subparagraph (a) of Section 14 of this Offer to Purchase.

  Notification. The Company has agreed to give prompt notice to Parent, and Parent and Purchaser have agreed to give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect and (ii) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. The Merger Agreement provides that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

  Employee Benefit Plans. Parent has agreed, for one year after the Closing Date, to either (i) cause the Surviving Corporation to continue to sponsor and maintain the Company's existing employee benefit plans (the "Company Benefit Plans") or (ii) provide benefits to the employees of the Company who continue to be employed by the Surviving Corporation (the "Company Employees") under employee benefit plans, programs, policies or arrangements that in the aggregate are no less favorable than those benefits provided to the Company Employees by the Company immediately prior to the Closing Date. With respect any employee benefit plan, program, policy or arrangement sponsored or maintained by Parent and offered to the Company Employees in addition to or as a substitute for the Company Benefit Plans, Parent has agreed to give the Company Employees service credit for their employment with the Company for eligibility and vesting purposes under all such employee benefit plans, programs, policies or arrangements as if such service had been performed with Parent.

  Parent has also agreed, following the Effective Time, to cause the Surviving Corporation and its subsidiaries to honor, subject to its obligations described in this section and in "--Indemnification," all obligations under any contracts, agreements and commitments of the Company and its subsidiaries prior to November 5, 1999 (or as established or amended in accordance with or permitted by the Merger Agreement), the existence of which did not constitute a violation of the terms of the Merger Agreement, and which apply to any current or former employee or director of the Surviving Corporation or any of its subsidiaries.

  Nothing in the Merger Agreement gives any employee of the Company or of any of the Company's subsidiaries, except those employees listed in the disclosure letter to the Merger Agreement, any right to continued employment following the Effective Time.

  Indemnification. Parent has agreed, after the earlier of the Effective Time or the consummation of the Offer, to indemnify and cause the Surviving Corporation to indemnify the present and former officers and directors of the Company and its subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement, provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation) incurred by reason of the fact that such person is or was an officer or director of the Company or any of its subsidiaries and arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted by law, with each Indemnified Party's right to such indemnification including the advancement of expenses incurred in the defense of any action or suit. The Merger Agreement provides that any determination which is required to be made with respect to whether an Indemnified Party is entitled to such indemnification, including any determination whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, will be made at Parent's expenses by independent counsel mutually acceptable to Parent and the Indemnified Party. The Merger Agreement further provides that none of its provisions shall impair any rights or obligations of any present or former directors or officers of the Company.

  Parent has also agreed, to the fullest extent permitted by law, to cause the Surviving Corporation to honor all of the Company's obligations to indemnify (including any obligations to advance funds for expenses) the members of the Special Committee and current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on November 5, 1999, whether pursuant to the Company's Certificate of Incorporation, the Company's bylaws, individual indemnity agreements or otherwise. The Merger Agreement provides that such indemnification obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Company's Certificate of Incorporation, the Company's bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

  Insurance. Parent has agreed, for a period of six years after the Effective Time, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time, provided that Parent may substitute for such current policies new policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. However, Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of November 5, 1999 by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent must maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company has represented in the Merger Agreement that the Maximum Premium is $578,000.

  Fees and Expenses. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, have agreed to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other obligations under the Merger Agreement, and have agreed not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The Company has also agreed to give at least 24 hours' prior written notice to Parent and Purchaser of any proposed press release or other public statement not relating to the Offer, the Merger or any of the obligations under the Merger Agreement, which notice is to include the text of such press release or public statement.

  Transfer Taxes. The Company has agreed to pay any state, local, foreign or provincial tax which is attributable to the transfer of the beneficial ownership of the Company's or the Company's subsidiaries' real property (collectively, the "Transfer Taxes"), if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer or the Merger. Pursuant to the Merger Agreement, Purchaser and the Company, in their reasonable discretion, will determine the portion of the consideration to be received by holders of Shares in connection with the Offer and the Merger that is allocable to the real property of the Company and its subsidiaries in any jurisdiction imposing such Transfer Taxes. The Merger Agreement provides that the stockholders of the Company will be deemed to have agreed to be bound by this allocation in the preparation of any return with respect to the Transfer Taxes, and that Purchaser may withhold the amount of the Transfer Taxes payable with respect to any Shares from the amount to be paid pursuant to the Offer and the Merger with respect to such Shares, unless the date on which the beneficial owner of such Shares acquired such beneficial ownership is certified to Purchaser.

  The Company has also agreed to pay any state, local, foreign or provincial tax which is attributable solely to and imposed upon the transfer of the Shares pursuant to the Merger Agreement (collectively, the "Stock Transfer Taxes") and any penalties or interest with respect to any such Stock Transfer Taxes.

  Debt Offer. Pursuant to the Merger Agreement, the Company has commenced an offer to purchase for cash (the "Debt Offer") all of the Company's outstanding 9 1/4% Senior Subordinated Notes due 2007 (the "Existing Notes") on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation which has been mailed to the holders of the Existing Notes concurrently with the mailing of this Offer to Purchase to the holders of the Company's Shares. In conjunction with the Debt Offer, the Company is soliciting consents from the holders of the Existing Notes relating to proposed amendments which would eliminate substantially all of the covenants contained in the Indenture, dated as of February 11, 1997, between the Company and United States

Trust Company of New York, as Trustee, under which the Existing Notes were issued. The Company has agreed to waive any of the conditions to the Debt Offer and to make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Purchaser. The Company may not, without Purchaser's prior written consent: (a) waive any material condition to the Debt Offer; (b) make any changes to certain terms and conditions of the Debt Offer relating to (i) the consideration to be paid by the Company for Existing Notes tendered pursuant to the Debt Offer, (ii) payments to be made to holders of the Existing Notes who consent to the proposed amendments by a certain time, (iii) payment of accrued interest on the Existing Notes and (iv) the conditions to the Company's obligation to accept for payment and pay for Existing Notes tendered pursuant to the Debt Offer; or (c) make any other material changes in the terms and conditions of the Debt Offer.

  The Company has agreed, subject to the terms and conditions of the Merger Agreement, including but not limited to the conditions to the Debt Offer, to accept for payment and pay for the Existing Notes as soon as such conditions to the Debt Offer are satisfied and the Company is permitted to do so under applicable law, and to coordinate the timing of any such purchase with Purchaser in order to obtain the greatest participation in the Debt Offer.

  The obligations of Parent and Purchaser to consummate the Offer and to effect the Merger are not subject to the successful completion of the Debt Offer.

  Cooperation With Financing Efforts. The Company has agreed to provide, and to cause its subsidiaries and its and their respective officers, employees and advisors to provide, such reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Effective Time in respect of the transactions contemplated by the Merger Agreement as may be reasonably requested by Purchaser. In addition, in conjunction with the obtaining of any such financing and in addition to the Company's obligation with respect to the Debt Offer described above, the Company has agreed, at the request of Purchaser, to call for prepayment or redemption, or to repay, redeem and/or renegotiate, any other existing indebtedness of the Company. No such prepayments or redemptions will actually be made until contemporaneously with or after the Effective Time, and the Company is not be required to make any call for redemption or prepayment that is irrevocable when made. Purchaser intends to cause the Company to repay the outstanding indebtedness of the Company, including amounts outstanding under the Loan and Security Agreement, dated as of December 18, 1997, as amended, by and among the Company, the financial institutions party to the Loan and Security Agreement from time to time and BankBoston, N.A., as agent for such financial institutions. In addition, the Company has agreed to use its best efforts to cause its fiscal year end audit to be completed by December 20, 1999.

  Consents. The Merger Agreement provides that from and after November 5, 1999 until the Closing Date, the Company and its subsidiaries will use their respective best efforts to obtain certain consents.

  Conditions to the Merger. The obligation of each of Parent, Purchaser and the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

  . If required by law, the Merger Agreement shall have been adopted by the holders of a majority of the outstanding Shares.

  . The waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if any, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

  . No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided that each of Parent, Purchaser and the Company shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

  . Purchaser shall have previously accepted for payment and paid for Shares tendered and not withdrawn pursuant to the Offer.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, before or after a majority of the stockholders of the Company have adopted the Merger Agreement, in the following ways:

    1. Parent, Purchaser and the Company agree to terminate the Merger Agreement by mutual written consent.

    2. Either Parent or the Company decides to terminate the Merger Agreement because:

      a. the Merger is not consummated on or before February 28, 2000, unless the failure to consummate the Merger is the result of a willful or material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, provided that the passage of such period is to be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

      b. any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable;

      c. as the result of the failure of any of the conditions set forth in Exhibit A to the Merger Agreement, the Offer has terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; or

      d. upon a vote at a duly held meeting to obtain the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares, such adoption is not obtained, provided that the Merger Agreement may not be terminated by Parent if Parent or Purchaser is in breach of its covenant to vote to adopt and approve the Merger Agreement and the Merger at such meeting.

    3. Parent decides to terminate the Merger Agreement because:

      a. the Company breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A to the Merger Agreement; or

      b. the Company Board withdraws, modifies or changes in any manner adverse to Parent and Purchaser its approval or recommendation of the Offer, the Merger and the Merger Agreement.

    4. The Company decides to terminate the Merger Agreement because Parent or Purchaser breaches or fails to perform in any material respect any of their respective covenants contained in the Merger Agreement.

The conditions set forth in Exhibit A to the Merger Agreement are described in
Section 14 of this Offer to Purchase.

  Effect of Termination. The Merger Agreement provides that it will, upon termination of the Merger Agreement by either the Company or Parent as described above, become void and have no effect without any liability or obligation on the part of the Company, Parent or Purchaser, except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in the Merger Agreement, and except for: (i) the representation made by each of the Company, Parent and Purchaser with respect to brokers' fees; (ii) the obligations of each of the Company, Parent and Purchaser with respect to confidentiality, as described in "--Access to Information; Confidentiality," and with respect to fees and expenses, as described in "--Fees and Expenses"; (iii) the provision of the Merger Agreement described in this paragraph; and (iv) certain miscellaneous provisions of the Merger Agreement, including provisions relating to assignment and enforcement.

  Extension; Waiver. The Merger Agreement provides that at any time prior to the Effective Time, the Company, Parent and Purchaser may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) subject to the provisions of the Merger Agreement with respect to amendment described in "--Amendment," waive compliance with any of the agreements or conditions contained in the Merger Agreement. The Merger Agreement further provides that the failure of the Company, Parent or Purchaser to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

  Amendment. The Merger Agreement provides that it may be amended by the Company, Parent and Purchaser at any time, before or after a majority of the stockholders of the Company have adopted the Merger Agreement, provided that after such adoption, there has been no amendment which by law requires further approval by such stockholders without such further approval.

  Assignment. The Merger Agreement provides that neither it nor any of the rights, interests or obligations under it may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under the Merger Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment will relieve Purchaser of any of its obligations under Merger Agreement.

 Appraisal Rights in the Merger

  Each Share held by a stockholder exercising appraisal rights with respect to such Shares pursuant to the DGCL, who has not effectively withdrawn or lost such rights, will not be converted into or represent a right to receive the Merger Consideration, but such stockholder will be entitled only to such rights as are granted by the DGCL. Specifically, if the Merger is consummated, stockholders of the Company have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. In the event that appraisal rights are available, an objecting stockholder, upon exercise of such appraisal rights, shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon (i) the withdrawal, with the consent of the Company, of the demand for payment,
(ii) the non-filing of a petition for appraisal within the time required,
(iii) a determination of the court that the stockholder is not entitled to an appraisal or (iv) the abandonment or rescission of the Merger. Each Share held by a stockholder at the Effective Time who, after the Effective Time, loses his or her appraisal rights or withdraws such demand for appraisal or payment of fair market value pursuant to the DGCL, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Merger Agreement requires the Company to give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and gives Parent the right to participate in and direct all negotiations and proceedings with respect to such demands. Furthermore, the Company may not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

  Appraisal rights, if the statutory procedures set forth in Section 262 of the DGCL are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

  The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights.

  Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the DGCL.

 The Stockholder Agreement

  The following is only a summary of certain provisions of the Stockholder Agreement and is qualified in its entirety by reference to the Stockholder Agreement. A copy of the Stockholder Agreement has been filed as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on Schedule 14D-
1. Reference is hereby made to such exhibit for a more complete description of the terms and conditions of the Stockholder Agreement.

  Tender of Shares. In connection with the execution of the Merger Agreement, Parent and Purchaser have entered into a Stockholder Agreement with the Stockholder, who owns 5,699,194 outstanding Shares (the 5,699,194 Shares, together with any additional Shares which are acquired by the Stockholder prior to the termination of the Stockholder Agreement, the "Owned Shares") representing approximately 66% of the issued and outstanding Shares. Pursuant to the Stockholder Agreement, the Stockholder has agreed to validly tender the Owned Shares pursuant to and in accordance with the terms of the Offer no later than the second business day after commencement of the Offer, and has agreed not to thereafter withdraw such tender, provided that there has been no modification or amendment to the terms of the Offer which would require the consent of the Company as described in Section 1 of this Offer to Purchase.

  Term. The "Term" shall mean the period from November 5, 1999 until the earliest to occur of (i) termination of the Stockholder Agreement as described in "--Termination," (ii) the expiration of the Stock Option which is described in "--Stock Option" and (iii) the closing of any exercise of such Stock Option.

  Voting of Shares. The Stockholder has agreed, during the Term, at any meeting of the stockholders of the Company, to vote the Owned Shares (a) in favor of the Merger and the Merger Agreement; (b) against any Company Takeover Proposal (as defined in the Merger Agreement) and against any proposal (i) for action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled or (ii) for any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated; and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement.

  Irrevocable Proxy. The Stockholder has appointed Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (the "Proxy") to vote each of the Owned Shares, including the right to sign its name as stockholder to any consent, certificate or other document relating to the Company. The Proxy is irrevocable and coupled with an interest.

  Stock Option. The Stockholder has granted to Purchaser an irrevocable option (the "Stock Option") to purchase all, but not less than all, of the Owned Shares at a purchase price of $33.00 per share (the "Exercise Price"). Purchaser may exercise the Stock Option if the Offer is not consummated due to the failure by the Stockholder to validly tender and not withdraw the Owned Shares.

  Conditions to Exercise. The Stockholder Agreement provides that the Stock Option will become exercisable, in whole but not in part, on (a) the date on which the event described in "--Stock Option" occurs or if later, (b) the date on which (i) all waiting periods under the HSR Act, if any, required for the purchase of the Owned Shares upon such exercise have expired or are waived and
(ii) there is not in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option. The Stock Option will remain exercisable for 30 days following the date on which the Stock Option became exercisable.

  No Solicitation. During the Term, the Stockholder may not, nor permit or authorize any of its partners, employees, agents or representatives (collectively, the "Stockholder Representatives") to, (i) solicit, initiate or encourage, directly or indirectly, any inquiries regarding or the submission of any Company Takeover Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Takeover Proposal; or (iii) enter into any agreement with respect to any Company Takeover Proposal or approve or resolve to approve any Company Takeover Proposal. The Stockholder has agreed to cease and cause the Stockholder Representatives to cease any existing activities, discussions or negotiations with any parties conducted with respect to any of the prohibited activities described in the preceding sentence. In addition, the Stockholder has agreed to promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Stockholder, and to immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Stockholder Agreement provides that any action taken by the Company or its directors and officers consistent with the provisions of the Merger Agreement described in "The Merger Agreement--No Solicitation" will be not deemed to violate the Stockholder's obligations described in this paragraph.

  No Inconsistent Arrangements. During the Term, the Stockholder has agreed not to: (i) transfer or consent to any transfer of any or all of the Owned Shares or any interest therein, or create or permit to exist any encumbrance on the Owned Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares; (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares; or (v) take any other action that would in any way restrict, limit or interfere with either the performance of its obligations under the Stockholder Agreement or the transactions contemplated by the Stockholder Agreement or the Merger Agreement. The Stockholder has also agreed not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with the Stockholder Agreement.

  Waiver of Appraisal Rights. Pursuant to the Stockholder Agreement, the Stockholder has waived any rights of appraisal or rights to dissent from the Merger.

  Representations and Warranties. The Stockholder Agreement contains certain customary representations and warranties of Parent, Purchaser and the Stockholder, including without limitation representations and warranties by the Stockholder as to ownership of the Owned Shares, governmental consents and corporate power and authority.

  Termination. The Stockholder Agreement will terminate (i) upon the written mutual consent of Parent, Purchaser and the Stockholder or (ii) upon the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

  Limitation of Liability. The Stockholder Agreement provides (i) that none of the obligations of the Stockholder under or contemplated by the Stockholder Agreement will be a personal obligation of the liquidating trustee for the Stockholder, the former general partner or any limited partner of the Stockholder or any of their respective officers, directors, stockholders, limited partners, general partners or owners and (ii) that any monetary obligation of the Stockholder under the Stockholder Agreement will be satisfied solely out of the assets of the Stockholder.

 Other Matters

  Employment Letters of Intent. Parent has entered into letters of intent with the following six executives of the Company: Joseph Dana, Joseph Sinicropi, Charles T. Koerner, John Michael Long, Proctor Allen and Louis Ziebold. Each employee, pursuant to his letter of intent, has indicated his intent to enter into a new employment agreement that is not materially inconsistent with his current employment agreement.

  Each employee has also indicated his intent, pursuant to his letter of intent, to enter into definitive documentation implementing an equity participation by the employee in Parent having a value at least equal to the sum of (i) 50% of the sum of the employee's net value of existing options to purchase shares of the Company's capital stock and (ii) 50% of certain after-tax transaction-related cash payments to be received by the employee. Each employee's equity investment in Parent will be through either (x) the rollover of his existing stock options into options to purchase shares of Parent capital stock or (y) a combination of such rollover of options and the investment of after-tax transaction-related cash payments into shares of Parent capital stock at $33.00 per share. The options to purchase Parent capital stock upon rollover will be granted at a discount from the Offer Price to preserve the aggregate spread on each such existing rollover option.

  In addition, Parent has entered into a letter of intent with Leonard Chill, the Chief Executive Officer of the Company. Pursuant to the letter of intent, Mr. Chill has indicated his intent to enter into a new employment agreement that is not materially inconsistent with his current employment agreement. In addition, he has indicated his intent to enter into definitive documentation implementing an equity participation in Parent in an amount no less than $1.6 million. Mr. Chill's equity investment in Parent will be through the rollover of his existing stock options into options to purchase shares of Parent capital stock. The options to purchase Parent capital stock upon rollover will be granted at a discount from the Offer Price to preserve the aggregate spread on each such existing rollover option.

  As discussed above in "--Purpose of the Offer and the Merger," Mr. Chill holds 72,174 ISOs, as well as other options which are not ISOs. Parent and Mr. Chill have discussed the possibility of Mr. Chill exercising such ISOs prior to the Merger and of making arrangements which would enable him to retain the Shares purchased upon such exercise after the Merger has been completed. Parent and Mr. Chill have also discussed the possibility of making arrangements to enable Mr. Chill to retain the ISOs themselves through and following the Merger. If either of these alternatives were implemented, Mr. Chill would own following the Merger an equity interest in the Company of approximately 1% (in addition to Mr. Chill's expected equity interest in Parent following the Merger). As a result, the Company would not be "wholly owned" by Parent as reflected in this Offer to Purchase and related documents. Rather, Parent would own approximately 99% of the equity interest of the Company.

  The employment arrangements with the executives named above will include the grant of stock options from a reserve of options exercisable for common stock representing 11% of the common stock of the Company on a fully-diluted basis, of which approximately 2.5% will be reserved for future grants and approximately 8.5% will be granted upon or promptly following the Merger. The options will have seven year terms and vest 20% each year over a five year period subject to the achievement by the Company of specified EBITDA performance targets. The options will be subject to additional vesting in certain circumstances, including time-based vesting following an initial public offering and vesting upon a sale of the Company.

  The foregoing is only a summary of certain provisions of the employment letters of intent and is qualified in its entirety by reference to the employment letters of intent. Copies of the employment letters of intent have been filed with the Commission as exhibits to Investcorp's, Parent's and Purchaser's Tender Offer Statement on Schedule 14D-1. If new employment agreements are executed prior to the Expiration Date, copies of such agreements will be filed as exhibits to the Schedule 14D-1.

  Confidentiality Agreement. On June 7, 1999, the Company and Investcorp International Inc. entered into a Confidentiality Agreement in contemplation of exchange of information relating to potential merger negotiations. A copy of the Confidentiality Agreement has been filed with the Commission as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on
Schedule 14D-1.

  Going Private Transactions. The Merger must comply with any applicable federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Each of Investcorp, Parent and Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger.

12. Source and Amount of Funds

  Investcorp, Parent and Purchaser estimate that the total amount of funds required by Purchaser to consummate the Offer, the Merger and the Debt Offer, including the repayment or refinancing of certain other outstanding indebtedness of the Company and the payment of the fees and expenses of the Offer, the Merger and the Debt Offer (including fees paid to affiliates of Investcorp for financial advisory services), will be approximately $595 million.

  Purchaser will receive, indirectly through Parent, funds from Investcorp, affiliates of Investcorp and certain international investors with whom Investcorp maintains an administrative relationship (the "Investcorp Investors") and one or more other institutional investors in the form of an equity contribution at least equal to $190 million (the "Equity Contribution"). In addition, Investcorp Investment Equity Limited, an affiliate of Investcorp ("IIEL"), has obtained financing commitments, described in further detail below, from third parties in the aggregate amount of approximately $475 million, consisting of (i) a commitment to provide Purchaser with approximately $325 million in financing in the form of senior secured credit facilities, which include approximately $225 million in term loan facilities and approximately $100 million in a revolving credit facility (collectively, the "Credit Facilities") and (ii) a commitment to provide Purchaser with approximately $150 million in financing in the form of an unsecured senior subordinated bridge facility (the "Bridge Facility"). The proceeds of the term loans, revolving credit loans and bridge loan made to Purchaser will be used to finance the Offer, the Merger and the Debt Offer, pay certain fees and expenses relating to the Offer, the Merger and the Debt Offer and repay or refinance certain other outstanding indebtedness of the Company. The proceeds of the revolving credit loans will also be made available after the Merger to the Surviving Corporation and its subsidiaries and will be used for general corporate purposes. Purchaser's obligation to purchase Shares tendered in the Offer and to consummate the Merger is not subject to financing. Each of Investcorp, Parent and Purchaser expects that the Equity Contribution, the Credit Facilities and the Bridge Facility will provide sufficient funds to finance the Offer and the Merger.

 The Bridge Facility

  IIEL has obtained a commitment letter and related term sheet (the "Bridge Commitment Letter") from Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., The Chase Manhattan Bank and Chase Securities Inc. (the "Banks") to provide the Bridge Facility to Purchaser. In connection with the Bridge Facility, Purchaser will be obligated to comply with certain financial covenants, the breach of which will constitute a default with respect to the Bridge Facility. Bear, Stearns & Co. Inc. and Chase Securities Inc. (the "Co-Arrangers") intend to syndicate the Bridge Facility to various lenders (the "Bridge Lenders").

  The Bridge Commitment Letter provides that initial loans in the aggregate amount of $150 million (the "Initial Loans") will be made on the date of the consummation of the Offer, the Debt Offer described below in Section 11 of this Offer to Purchase and the initial funding under the Credit Facility (the "Initial Date"). On the date occurring one year following the Initial Date, the initial Bridge Lenders may elect to exchange the Initial Loans for Exchange Notes (the "Exchange Notes") which will mature on the date occurring six months following the final maturity of the Credit Facilities (the "Final Maturity Date"). If an initial Bridge Lender elects not to exchange its Initial Loans for Exchange Notes, such lender will be required to extend the maturity of such Initial Loans to another date selected by the lender. If, at such extended maturity, such lender does not exchange its Initial Loans, the lender will again be required to extend the maturity of such Initial Loans to another date selected by the lender, provided that the lender will not be required to extend the maturity of such Initial Loans beyond the date occurring six months following the Final Maturity Date.

  Prior to the Maturity Date, the Initial Loans will bear interest at a rate per annum plus certain fees. The rate of interest is equal to the greatest of:
(i) the three month adjusted London Interbank Offered Rate ("LIBOR") plus 6.75%; (ii) the rate borne by U.S. Treasury Notes due 8 1/2 years after the Initial Date plus 6.75%; and (iii) the Bear Stearns Single B High Yield Index plus 1.75%. If the Initial Loans are not repaid in full within six months following the Initial Date, the interest rate will increase by 1.00% at the end of such six month period and will further increase by an additional 0.50% at the end of each three month period thereafter until the Maturity Date. After the Maturity Date, the Initial Loans will bear interest at the rate applicable to the Exchange Notes plus certain fees. The rate applicable to the Exchange Notes is equal to the greatest of: (w) the interest rate borne by the Initial Loans as determined one day prior to the Maturity Date plus 0.50%; (x) the three month adjusted LIBOR plus 8.75%; (y) the rate as determined on the Maturity Date borne by U.S. Treasury Notes due 8 1/2 years after the Initial Date plus 8.75%; and (z) the Bear Stearns Single B High Yield Index as determined on the Maturity Date plus 3.75%.

  Pursuant to the Bridge Commitment Letter, the Surviving Corporation has certain obligations with respect to the registration of the Exchange Notes and the substitution of registered notes for the Exchange Notes.

  The availability of financing under the Bridge Commitment Facility is subject to customary conditions, including the following:

  . there not having occurred and being continuing, as reasonably determined by the Banks, a material disruption of or material adverse change in financial, banking or capital market (including, without limitation, high-yield market) conditions since November 2, 1999.

  . there not having occurred a material adverse change in the business, operations, properties, assets, condition, contingent liabilities, material agreements or results of operations of Parent, the Company and their respective subsidiaries, taken as a whole, since September 30, 1998.

  . the execution and delivery of definitive financing agreements and related documentation with respect to the Credit Facilities which are reasonably satisfactory in form and substance to the Co-Arrangers in conformity with the material terms of the Credit Commitment Letter.

  . the consummation of the Transactions prior to or simultaneous with the closing under the Bridge Facility in accordance with applicable law, the Merger Agreement and all other related documentation.

  . Purchaser's receipt of at least $190 million in cash proceeds from the issuance of its common equity to Parent, and receipt by Parent of at least the same amount from the issuance of equity to the Investcorp Investors.

  . the effectiveness of the Credit Facilities and the borrowing of at least
    $250 million under the Credit Facilities.

  . the Banks' and Co-Arrangers' receipt of and satisfaction with certain earnings calculations, pro forma calculations and financial ratios, certificates and statements.

  IIEL has agreed to indemnify, and to cause Purchaser and the guarantors under the Credit Facilities to indemnify, the Banks, the other Bridge Lenders and certain affiliated persons of the Banks and the other Bridge Lenders against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. The Banks' commitment under the Bridge Commitment Letter will automatically terminate in the event that the initial borrowing under the Bridge Facility does not occur on or before January 31, 2000, unless the Banks and the Co-Arrangers elect to extend the commitment.

  The foregoing is only a summary of certain provisions of the Bridge Commitment Letter and is qualified in its entirety by reference to the Bridge Commitment Letter. A copy of the Bridge Commitment Letter has been filed as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on
Schedule 14D-1. If definitive documentation with respect to the Bridge Facility is executed prior to the Expiration Date, copies of such documentation will be filed as exhibits to the Schedule 14D-1.

 The Engagement Letter

  IIEL has entered into an Engagement Letter with the Co-Arrangers, dated November 2, 1999, pursuant to which IIEL has agreed to engage, and to cause Purchaser, Parent and the affiliates of IIEL, Purchaser and Parent to engage the Co-Arrangers as joint underwriters of, joint placement agents for or joint initial purchasers of, any public or private offering of debt securities financing by the Company, Parent or any of their respective affiliates in connection with any refinancing of any senior subordinated debt financing or any senior unsecured financing provided to Purchaser, Parent or any of their respective affiliates by a syndicate or syndicates led by the Co-Arrangers in connection with the Transactions whether completed prior to, on or after the consummation of the Offer.

  IIEL has agreed to indemnify, and to cause Purchaser and the guarantors under the Credit Facilities to indemnify, the Banks, the other Bridge Lenders and certain affiliated persons of the Banks and the other Bridge Lenders, against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

  A copy of the Engagement Letter has been filed as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on Schedule 14D-
1. Reference is hereby made to such exhibit for a more complete description of the terms and conditions of the Engagement Letter.

 Credit Facilities

  In this section "Credit Facilities" and in this section only, the term "Company" is used to refer to both the Company before the Merger and the Surviving Corporation after the Merger. IIEL has obtained a commitment letter and related term sheet (the "Credit Commitment Letter") from the Banks to provide the Credit Facilities. In connection with the Credit Facilities, the Company will be obligated to comply with certain financial covenants, the breach of which will constitute a default with respect to the Credit Facilities. The Co-Arrangers intend to syndicate the Credit Facilities to various lenders (the "Credit Lenders"). The Chase Manhattan Bank will act as administrative agent (the "Administrative Agent") and Bear, Stearns & Co. Inc. will act as Syndication Agent (the "Syndication Agent," and together with the Administrative Agent, the "Agents") in respect of the Credit Facilities.

  The Credit Facilities provide for a term loan and revolving credit facilities of approximately $325 million in the aggregate. The Credit Facilities consist of a six year amortizing term loan facility of $25 million (the "Tranche A Term Facility"), an eight year amortizing term loan facility of $200 million (the "Tranche B Term Facility") and a six year revolving credit facility of up to $100 million (the "Revolving Credit Facility").

  The Credit Facilities will be secured by a perfected first priority security interest in substantially all the assets of the Company and its domestic subsidiaries and in all of the capital stock of the Company and each of its subsidiaries (but limited to 65% in the case of foreign subsidiaries and other exceptions to be agreed upon).

  Loans made under the Revolving Credit Facility and the Tranche A Term Facility will bear interest at a rate per annum, in addition to certain fees, equal to the rate at which eurodollar deposits for one, two, three or six months, or if available to all of the relevant Credit Lenders, nine or twelve months, are offered to the Administrative Agent in the interbank eurodollar market (the "Eurodollar Rate") plus 3.00%, or the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the secondary market rate for three month certificates of deposit of money center banks plus 1% or (iii) the Administrative Agent's prime commercial lending rate (the highest such rate, the "Alternate Base Rate"), plus 2.00%; in each case the rate will be subject to reduction based on certain financial tests. Loans made under the Tranche B Term Facility will bear interest at a rate per annum, in addition to certain fees, equal to the Eurodollar Rate plus 3.50%, or the Alternate Base Rate plus 2.50%. A commitment fee will accrue on the portion of the Revolving Credit Facility that is unused from time to time at a rate initially equal to 0.50% per annum, subject to reduction based on certain financial tests.

  The term loans made under the Credit Facilities amortize on a quarterly basis. In the event that Existing Notes in excess of an amount to be agreed upon remain outstanding on August 15, 2006, all remaining loans outstanding under the Tranche B Term Facility will be payable in full. The Revolving Credit Facility is repayable in full six years after the initial funding under the Credit Facilities, without any scheduled reduction in availability before that date. The Company will be required to prepay the term loans under the Credit Facilities with the net proceeds of asset sales and certain debt and equity financings and a portion of the Company's consolidated excess cash flow.

  The availability of financing under the Credit Facilities is subject to customary conditions, including the following:

  . there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that in the Banks' good faith opinion could materially impair the syndication of the Credit Facilities.

  . the approval of the Transactions by the Company Board.

  . there not having occurred a material adverse condition or material adverse change in the business, operations, property or condition of the Company and its subsidiaries, taken as a whole, since September 30, 1998.

  . the execution and delivery of definitive financing agreements and related documentation with respect to the Credit Facilities which are reasonably satisfactory in form and substance to the Agents in conformity with the material terms of the Credit Commitment Letter.

  . the consummation of the Offer prior to or simultaneous with the closing under the Credit Facilities in accordance with applicable law, the Merger Agreement and all other related documentation.

  . Purchaser's receipt of at least $190 million in common equity proceeds from the issuance of its common equity.

  . Purchaser's receipt of at least $150 million either (i) in borrowings under the Bridge Facility or (ii) in cash proceeds from the issuance of the Senior Subordinated Notes.

  . the Credit Lenders' and Agents' receipt of and satisfaction with certain earnings calculations, pro forma calculations and financial ratios, certificates and statements.

  . the Administrative Agent having a perfected security interest in all assets as required by the Credit Commitment Letter.

  The foregoing is only a summary of certain provisions of the Credit Commitment Letter and is qualified in its entirety by reference to the Credit Commitment Letter. A copy of the Credit Commitment Letter will be filed as an exhibit to Investcorp's, Parent's and Purchaser's Tender Offer Statement on
Schedule 14D-1. If definitive documentation with respect to the Credit Facilities is executed prior to the Expiration Date, copies of such documentation will be filed as exhibits to the Schedule 14D-1.

13. Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, the Company may not, without the prior written consent of Parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, the Shares, (ii) split, combine or reclassify the Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares, or (iii) purchase, redeem or otherwise acquire any Shares or any rights, warrants or options to acquire Shares.

14. Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless there has been validly tendered and not withdrawn by the Expiration Date a number of Shares which would represent at least a majority of the Shares on a fully-diluted basis (the "Minimum Condition" referred to in "INTRODUCTION" above). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required accept for payment or, subject to the Minimum Condition, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (1) with the consent of the Company or (2) if, at any time after November 5, 1999 and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

    (a) there has been threatened or pending any suit, action or proceeding by any governmental entity or any other person: (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement, or resulting in a material delay in or material restriction on the ability of Purchaser to consummate the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that could result in a Company Material Adverse Effect (as defined at the end of this paragraph); (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of their respective businesses or assets, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement; (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries; or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

    (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction has been threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to:
  (i) Parent, the Company or any of their respective subsidiaries; or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subparagraph (a) above;

    (c) there has occurred any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect;

    (d) there has occurred: (i) any general suspension of trading of securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index);
  (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that might materially affect, the extension of credit by banks or other lending institutions; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or (v) in the case of any of the foregoing existing on November 5, 1999, a material acceleration or worsening thereof;

    (e) the representations and warranties by the Company contained in the Merger Agreement are not true and correct as of November 5, 1999 and at the scheduled or extended Expiration Date, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date); provided, however, that, other than with respect to the representations contained in the Merger Agreement as to the number of issued and outstanding shares of capital stock of the Company and stock options granted under the Company's stock option plans, the condition set forth in this subparagraph (e) will be considered satisfied unless, ignoring for this purpose all qualifications as to materiality and Company Material Adverse Effect in such representations and warranties, the inaccuracies in the representations and warranties (with all such inaccuracies taken in the aggregate) have had or would reasonably be expected to have a Company Material Adverse Effect.

    (f) the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under the Merger Agreement;

    (g) the Merger Agreement has been terminated in accordance with its terms; or

    (h) the Company Board withdraws, modifies or changes in any manner adverse to Parent and Purchaser its approval or recommendation of the Offer, the Merger and the Merger Agreement.

The term "Company Material Adverse Effect" means a material adverse effect that something has had or could reasonably be expected, individually or in the aggregate, to have on the business, assets, properties, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

  The foregoing conditions to the Offer are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or Purchaser not inconsistent with the terms the Merger Agreement).

15. Certain Legal Matters; Regulatory Approvals

 General

  Except as described below, none of Investcorp, Parent or Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described in this section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the conditions to the Offer set forth in Exhibit A to the Merger Agreement, including conditions relating to legal matters discussed in this section. The conditions set forth in Exhibit A are described in Section 14 of this Offer to Purchase.

 Antitrust

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Expiration or early termination of the applicable waiting periods, if any, under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer. Each of Investcorp, Parent and Purchaser believes that neither the acquisition of Shares pursuant to the Offer nor the Merger is subject to such informational filings or waiting periods.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Litigation seeking similar relief could be brought by private parties.

  Each of Investcorp, Parent and Purchaser do not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 of this Offer to Purchase for certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

 State Takeover Statutes

  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested director became an interested stockholder. None of Investcorp, Parent or Purchaser is an interested stockholder, and the Company has represented in the Merger Agreement that the Company Board has taken all actions necessary to render Section 203 inapplicable to the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

  A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  Based on information supplied by the Company, each of Investcorp, Parent and Purchaser does not believe that any state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger. None of Investcorp, Parent or Purchaser has currently complied with any other state takeover statute or regulation. Each of Investcorp, Parent and Purchaser reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Investcorp, Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. Fees and Expenses

  Parent has retained D.F. King & Co., Inc. to act as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and will be reimbursed for certain reasonable out-of-pocket expenses. Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Parent will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous

  Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort,

Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Investcorp, Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

  Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Parent or Purchaser.

  Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Company, Parent or Purchaser since the date as of which information is furnished or the date of this Offer to Purchase.

                                          SIND Acquisition, Inc.

November 12, 1999

                                  SCHEDULE I

                            DIRECTORS OF INVESTCORP

  The following table sets forth the name, citizenship, business address, principal occupation and other material positions held during the last five years, if any of each director of Investcorp. Unless otherwise indicated, each person's position indicated below has been for the past five years, and each person has been a director of Investcorp for the past five years.

                                                                   Other
   Name, Citizenship                Present               Material Positions Held
 and Business Address        Principal Occupation       During the Past Five Years
 --------------------    ----------------------------  ----------------------------
Abdul-Rahman Salim Al-   Chairman, Bahrain Middle      None.
Ateeqi                   East Bank.
Kuwait
P.O. Box 848
Safat 13009
Kuwait

Omar A. Aggad            Chairman and President,       Chairman and President of
Saudi Arabia             Aggad Investment Co.          the following entities:
P.O. Box 2256                                          Almultaka Trade Est.;
Riyadh 11451                                           Aluminum Manufacturing Co.
Kingdom of Saudi Arabia                                Ltd.; Arabian Elevator &
                                                       Escalator Co. Ltd.; Arabian
                                                       Tile Co. Ltd.; Hygienic
                                                       Paper Co. Ltd.; Integrated
                                                       Systems Co. Ltd.; Medical &
                                                       Cosmetic Products Co. Ltd.;
                                                       Medical Supplies & Services
                                                       Co. Ltd.; National Advanced
                                                       Systems Co. Ltd.; National
                                                       Pigment Masterbatch Co.
                                                       Ltd.; Rana Confectionery
                                                       Products Co.; Saudi
                                                       Continental Insurance Co.
                                                       EC; Saudi Industries for
                                                       Desalination Membranes &
                                                       Systems Ltd.; United Arab
                                                       Motors Co. Ltd. Director of
                                                       Saudi British Bank and Saudi
                                                       Agricultural Development Co.

                                                                    Other
   Name, Citizenship                 Present               Material Positions Held
  and Business Address        Principal Occupation       During the Past Five Years
  --------------------    ----------------------------  ----------------------------

Easa Saleh Al Gurg        Chairman of the following     Director of the following
United Arab Emirates      entities: Easa Saleh Al Gurg  entities: Emirates
P.O. Box 325              Group of Companies, Dubai, a  International, Dubai;
Dubai                     trading house; Arabian        Egyptian British Bank,
United Arab Emirates      Explosives Co. LLC, a         Cairo; Emirates Bank
Director since 1994       manufacturer of industrial    International PJSC. Deputy
                          explosives; Al Gurg Leight's  Chairman, National Bank of
                          Paints LLP, a manufacturer    Fujairah.
                          of industrial paints; Gulf
                          Metal Foundry LLC, a
                          manufacturer of carbon,
                          steel, stainless steel,
                          manganese steel and SG iron
                          castings; Al Gurg Lever LLC,
                          a foodstuffs and consumer
                          goods company; Al Gurg
                          Fosroc LLC, a manufacturer
                          of construction chemicals.

Ahmed Abdullah Al Mannai  Chairman, Mannai Corporation  Director of the following
Qatar                     Ltd., a corporation           entities: Qatar Insurance
P.O. Box 76               comprised of trading,         Co.; Gulf Publishing &
Doha                      construction, marine          Printing Organization;
Qatar                     services, technical services  Manwijs Ltd.; Egyptian
                          and engineering companies.    International Service
                          Chairman, Ahmed Mannai & Co.  Engineering Co., Egypt.
                          (QSC).


Khalid Rashid Al Zayani  Group Chairman, Al Zayani     Chairman of the following
Bahrain                  Investments Group of          companies: Al Zayani
P.O. Box 5553            Companies, a group with       Investments WLL; Zayani
Manama                   interests in banking,         Motors WLL; Euro Motors WLL;
Bahrain                  industry, insurance,          Al Zayani Hotels
                         property, hotels, joint       Corporation; Al Zayani
                         ventures, services and        Commercial Services WLL;
                         trading.                      Bahrain Commercial Services
                                                       WLL; Intersteel WLL; Midal
                                                       Cables Ltd.; Metal Form WLL;
                                                       Alutec BSC(c); Aluwheel WLL;
                                                       Gulf Closures WLL; Al
                                                       Rashidiya Real Estate Co.;
                                                       Steinweg Bahrain Ltd.;
                                                       Horizons Publishing House
                                                       WLL. First Deputy Chairman
                                                       and Chairman of the
                                                       Executive Committee, Bahrain
                                                       Islamic Bank BSC. Director
                                                       and Member of the Executive
                                                       Committee, Bahrain Islamic
                                                       Investments Co. BSC(c).
                                                       Director of Bahrain Kuwait
                                                       Insurance Co. and Bahrain
                                                       Commercial Facilities Co.

                                                                    Other
   Name, Citizenship                 Present               Material Positions Held
  and Business Address        Principal Occupation       During the Past Five Years
  --------------------    ----------------------------  ----------------------------

Hussain Ibrahim Al-       Chairman, Alfardan Group of   Vice Chairman, Gulf
Fardan                    Companies (Holdings)          Publishing & Printing
Qatar                     WLL, a group comprised of     Organization WLL. Managing
P.O. Box 63               jewelry, trading,             Director, The Commercial
Doha                      automobile, real estate and   Bank of Qatar Ltd. QSC.
Qatar                     investment and trading
                          services companies.

Nasser Ibrahim Al-Rashid  Chairman, Rashid              None.
Saudi Arabia              Engineering, an engineering
P.O. Box 4354             consulting firm.
Riyadh 11491
Kingdom of Saudi Arabia

Abdul Rahman Ali Al-      Chairman and Chief Executive  Chairman of Al-Sagr Al-Saudi
Turki                     Officer, A.A. Turki Group of  Insurance Co., EC, Bahrain
Saudi Arabia              Companies, a company with     and Sagr Al-Bayda Commercial
P.O. Box 718              industrial construction,      Agencies Ltd., Al-Khobar,
Dammam 31421              manufacturing and commercial  Saudi Arabia. Vice Chairman,
Kingdom of Saudi Arabia   intersts. Chairman and Chief  Bahrain Specialist Hospital,
                          Executive Officer of ATCO     Bahrain. Director of the
                          Development, Inc., Houston,   following entities: Dhahran
                          Texas and ATCO Development    International Exhibition
                          Ltd., London.                 Co., Dhahran, Saudi Arabia;
                                                        United Gulf Corp. for Fiber
                                                        Glass Industries, Jubail,
                                                        Saudi Arabia; Sun Hung Kai
                                                        China Development, Hong
                                                        Kong; Majyma Industries,
                                                        Hong Kong; Arab Investment
                                                        Co., Cairo, Egypt; Rasmalah
                                                        Investment Fund, Dubai,
                                                        United Arab Emirates.

Mohammed Abdullah Al-     Chairman, A.H. Al-Zamil       Chairman, Grindlays Bahrain
Zamil                     Group of Companies, a group   Bank BSC(c) and Savola
Bahrain                   engaging in steel and         Bahrain Co. Vice Chairman,
P.O. Box 285              aluminum fabrication, air     Gulf Union Insurance &
Manama                    conditioning, nails and       Reinsurance Co. Director of
Bahrain                   screws, food manufacturing,   the following entities:
                          marble design and             Bahrain Islamic Bank BSC(c);
                          installation, stained glass   General Organization for
                          window production,            Social Insurance; Saudi
                          industrial power coating,     Cement Co., Saudi Arabia;
                          operations and maintenance    Al-Boustan Commercial Center
                          and general trading and       Co., Cairo; Ifabanque SA,
                          agency representation.        Paris.

                                                                   Other
   Name, Citizenship                Present               Material Positions Held
 and Business Address        Principal Occupation       During the Past Five Years
 --------------------    ----------------------------  ----------------------------

Abdullah Mohamed Alireza  Chairman of the following     Chairman and Owner, Alireza
Saudi Arabia              entities: Reza Investment     Investment Co. President of
P.O. Box 1555             Co., a water resources        the Board of Trustees,
Jeddah 21441              development, sports and       Mohamed & Ali Alireza Trust.
Kingdom of Saudi Arabia   leisure and retail
Director since 1998       distribution company; Reza
                          Food Services Co., a
                          McDonald's franchise in
                          Western Province, Saudi
                          Arabia; International
                          Chemical Industries &
                          Trading Co. Vice Chairman,
                          Supervisory Board, Haji
                          Abdullah Alireza & Co.

Abdullah Taha Bakhsh      Chairman, TRACO (Trading,     Chairman of the following
Saudi Arabia              Engineering & Kingdom of      entities: Saudi Maritime
P.O. Box 459              Contracting Corporation),     Holding Co.; Bakhsh Kellogg
Jeddah 21411              a holding company for         Saudi Arabia Ltd.; Medscan
Kingdom of Saudi Arabia   investments and general       Terminal Co.; Southern
                          trading, including the        Valley Cement Co., Giza,
                          following divisions: TRACO    Egypt. Director of the
                          (Real Estate), a marketing    following entities: National
                          and wholesaling of lands,     Pipe Co.; Arabian
                          real estate development and   International Maritime Co.;
                          property management company;  Saudi Company for Hardware;
                          TRACO (Engineering), a civil  Beirut-Riyad Bank, London;
                          contracting, concrete and     Arabian Gulf Investment Far
                          steel structural renovation,  East Ltd., Hong Kong;
                          marine and deep sea           Marketing Services &
                          engineering company; TRACO    Commercial Project
                          (Hotels), a hotel ownership   Operations Co.
                          and management company.

Faraj Ali Bin Hamoodah    President, Bin Hamoodah       Chairman, Abu Dhabi National
United Arab Emirates      Group of Companies, a group   Co. for Building Materials.
P.O. Box 203              active in local and           Director of the following
Abu Dhabi                 international investments,    entities: Abu Dhabi Radio &
United Arab Emirates      general trading and           Television Corporation;
                          international services,       National Bank of Abu Dhabi;
                          construction, manufacturing,  Al Dhafra Insurance Co.
                          real estate management and
                          agriculture.

Mustafa Jassim Boodai     Chairman, Boodai              None.
Kuwait                    Corporation, a corporation
P.O. Box 1287             comprised of trading,
Safat 13013               transportation, engineering,
Kuwait                    aviation, construction,
                          concrete, cement and
                          automobile companies.

Mohammed Yousef Jalal     Chairman, Mohammed Jalal &    Chairman, Bahrain Tourism
Bahrain                   Sons Group of Companies, a    Co. and Al-Ahli Commercial
P.O. Box 113              trading and contracting       Bank BSC. Vice Chairman of
Manama                    group with worldwide          Bahrain International Golf
Bahrain                   interests.                    Course Co. BSC and National
                                                        Import & Export Co.
                                                        Director, Bahrain Airport
                                                        Services Co.

                                                                   Other
   Name, Citizenship                Present               Material Positions Held
 and Business Address        Principal Occupation       During the Past Five Years
 --------------------    ----------------------------  ----------------------------

Nemir Amin Kirdar        President and Chief           None.
Bahrain                  Executive Officer,
P.O. Box 5340            Investcorp Bank E.C.
Manama
Bahrain

Abdul Aziz Jassim Kanoo  Deputy Chairman and Deputy    Director of the following
Saudi Arabia             Chief Executive Officer,      entities: Eastern Province
P.O. Box 37              Yusuf Bin Ahmed Kanoo Group,  Cement Co.; Saudi Public
Dammam 31411             Saudi Arabia, a group active  Transport Co.; Gulf Union
Kingdom of Saudi Arabia  in shipping, trading,         Insurance & Reinsurance Co.,
                         property, travel, machinery   Bahrain; United Arab
                         sales and services, oil       Shipping Agencies Co. (SA)
                         field supplies and services,  Ltd.
                         chemicals, procurement
                         services, insurance and
                         domestic and overseas
                         investments. Chairman of the
                         following entities: Saudi
                         Arabian Industrial & Trading
                         Est.; Baroid (Saudi Arabia)
                         Ltd.; Saudi Arabian Lube
                         Additives Co. Ltd.; Key
                         Communications Development
                         Ltd.

                       EXECUTIVE OFFICERS OF INVESTCORP

  The following table sets forth the name, citizenship, business address, present principal occupation and other material positions held during the last five years, if any, of each executive officer of Investcorp. Unless otherwise indicated, all of the persons listed below are citizens of the United States of America. The business address of each person listed below is Investcorp S.A., P.O. Box 5340, Manama, Bahrain. Each person listed below has been an executive officer of Investcorp for the past five years.

                                                                        Other
     Name, Citizenship                   Present               Material Positions Held
    and Business Address          Principal Occupation       During the Past Five Years
----------------------------  ----------------------------  ----------------------------
Nemir Amin Kirdar             President and Chief           None.
Bahrain                       Executive Officer,
                              Investcorp Bank E.C.
Lawrence B. Kessler           Chief Administrative          None.
                              Officer, Investcorp S.A.
Gary S. Long                  Chief Financial Officer,      None.
                              Investcorp S.A.
Salman A. Abbasi              Secretary, Investcorp S.A.    None.

                  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  Set forth below is the name, position with Parent, present principal occupation and five year employment history of each director and executive officer of Parent. The business address of person listed below is Investcorp International Inc., 280 Park Avenue, 37th Floor, New York, New York 10017. Each person listed below is a citizen of the United States of America.

                          Position          Present Principal Occupation
          Name          With Parent       and Five Year Employment History
 ---------------------- ------------ ------------------------------------------
 Christopher J. O'Brien Director and Mr. O'Brien has been an executive of
                         President   Investcorp or one or more of its wholly
                                     owned subsidiaries since December 1993.
                                     Prior to joining Investcorp, Mr. O'Brien
                                     was a Managing Director of Mancuso &
                                     Company, a private New York-based merchant
                                     bank.
 Charles K. Marquis       Director   Mr. Marquis has been an executive of
                                     Investcorp or one or more of its wholly
                                     owned subsidiaries since January 1999.
                                     Prior to joining Investcorp, Mr. Marquis
                                     was a partner in the law firm of Gibson,
                                     Dunn & Crutcher LLP.
 Sean P. Madden          Secretary   Mr. Madden has been an executive of
                                     Investcorp or one or more of its wholly
                                     owned subsidiaries since October 1998.
                                     Prior to joining Investcorp, Mr. Madden
                                     was a Vice President of Credit Suisse
                                     First Boston from June 1994 to October
                                     1998.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  Set forth below is the name, position with Purchaser, present principal occupation and five year employment history of each director and executive officer of Purchaser. The business address of each person listed below is Investcorp International Inc., 280 Park Avenue, 37th Floor, New York, New York 10017. Each person listed below is a citizen of the United States of America.

                           Position          Present Principal Occupation
          Name          With Purchaser     and Five Year Employment History
 ---------------------- -------------- ----------------------------------------
 Christopher J. O'Brien  Director and  Mr. O'Brien has been an executive of
                          President    Investcorp or one or more of its wholly
                                       owned subsidiaries since December 1993.
                                       Prior to joining Investcorp, Mr. O'Brien
                                       was a Managing Director of Mancuso &
                                       Company, a private New York-based
                                       merchant bank.
 Charles K. Marquis        Director    Mr. Marquis has been an executive of
                                       Investcorp or one or more of its wholly
                                       owned subsidiaries since January 1999.
                                       Prior to joining Investcorp, Mr. Marquis
                                       was a partner in the law firm of Gibson,
                                       Dunn & Crutcher LLP.
 Sean P. Madden           Secretary    Mr. Madden has been an executive of
                                       Investcorp or one or more of its wholly
                                       owned subsidiaries since October 1998.
                                       Prior to joining Investcorp, Mr. Madden
                                       was a Vice President of Credit Suisse
                                       First Boston from June 1994 to October
                                       1998.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                             [LOGO OF BankBoston]

         By Mail:            By Overnight Courier:          By Hand:
     BankBoston, N.A.          BankBoston, N.A.       Securities Transfer &
      Attn: Corporate   Attn: Corporate Reorganization
      Reorganization                                Reporting Services, Inc.
                               150 Royall Street     c/o Boston EquiServe LP
       P.O. Box 8029           Canton, MA 02021   100 Williams Street/Galleria
   Boston, MA 02266-8029                               New York, NY 10038

   By Facsimile Transmission                 Confirm Receipt of Facsimile
  (For Eligible Institutions                      by Telephone Only:
            Only):                                  (781) 575-3120

    (781) 575-2233/2232
  Any questions or requests for assistance, as well as requests for additional copies of this Offer to Purchase and the Letter of Transmittal, may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, NY 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (888) 246-5358